There is no parent of the registrant.



Business Name of Affiliate                       Jurisdiction of Incorporation

Canopy, LLC                                                Delaware
(Limited Liability Company , 76% owned by Registrant)



The aforementioned is included in the Consolidated Financial Statements of the Registrant filed herewith.